Exhibit 5.2

Albatross Acquisition Corporation 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com
D +852 3656 6023 E janice.chu@ogier.com

Reference: JTC/SWL/516336.00001

August 21, 2026

Dear Sirs

Albatross Acquisition Corporation (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of (the Offering):

(i)	10,000,000 units (each a Unit, and together, the Units), with each Unit consisting of (a) one ordinary share of the Company with a par value of US$0.0001 each (the Ordinary Shares), (b) one redeemable warrant to purchase one Ordinary Share (the Warrants) and (c) one right to receive one-fourth of one Ordinary Share upon the consummation of the initial business combination (the Rights);

(ii)	up to 1,500,000 units (the Over-Allotment Units) which the underwriter(s) of the Company will have a 45-day option from the date of the consummation of the Offering to purchase from the Company solely to cover over-allotments (the Over-Allotments), if any;

(iii)	200,000 Ordinary Shares (or up to 230,000 Ordinary Shares if the Over-Allotments option is exercised in full) which the Company has agreed to issue to Polaris Advisory Partners (or its designees) (PAP), the representative of the Underwriters as part of the underwriting compensation in connection with the Offering (the Representative Shares);

(iv)	the Ordinary Shares, Warrants and Rights issued as part of the Units and the Over-Allotment Units; and

(v)	all Ordinary Shares that may be issued upon exercise or conversion, as applicable, of the Warrants and the Rights included in the Units and the Over-Allotment Units.

This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its Memorandum and Articles of Association (each as defined in Schedule 1) to issue the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise or conversion, as applicable, of the Warrants and the Rights in accordance with the Warrant Documents and the Rights Documents (each as defined in Schedule 1)) and the Representative Shares, to execute and deliver the Documents (as defined in Schedule 1) and to perform its obligations, and exercise its rights, under such Documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise or conversion, as applicable, of the Warrants and the Rights in accordance with the Warrant Documents and the Rights Documents) and the Representative Shares; and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such Documents.

The Ordinary Shares

(d)	The Ordinary Shares included in the Units and the Over-Allotment Units to be offered and sold by the Company as contemplated by the Registration Statement and the Representative Shares have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement, the Underwriting Agreement (as defined in Schedule 1) and the Company’s then effective memorandum and articles of association; and

(ii)	such Ordinary Shares and Representative Shares have been duly registered on the register of members of the Company as fully paid shares,

shall be validly issued, fully paid and non-assessable.

(e)	The Ordinary Shares underlying the Warrants and the Rights included in the Units and the Over-Allotment Units to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued by the Company upon due exercise or conversion, as applicable, of the Warrants and the Rights in accordance with the terms of the Warrant Documents and the Rights Documents and in accordance with the Company’s then effective memorandum and articles of association; and

(ii)	such Ordinary Shares have been duly registered on the register of members of the Company as fully paid shares,

will be validly issued, fully paid and non-assessable.

No litigation revealed

(f)	Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of or the appointment of a restructuring officer to the Company, as of the close of business on the business day in the Cayman Islands before our inspection.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents reviewed (or as to how the commercial terms of such Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the headings “Enforcement of Civil Liabilities” and “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier

SCHEDULE 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 20 October 2025 issued by the Registrar.

2	The memorandum and articles of association of the Company adopted at incorporation.

3	A copy of the written resolutions of the sole shareholder of the Company dated June 16, 2026.

4	A copy of the written resolutions of the sole shareholder of the Company dated July 22, 2026.

5	The amended and restated memorandum and articles of the Company conditionally adopted by a special resolution passed on July 22, 2026 and to be effective upon the effectiveness of the Registration Statement (together with items 2 to 4 above, the Memorandum and Articles of Association).

6	A copy of the certificate of good standing of the Company dated June 16, 2026 issued by the Registrar (the Certificate of Good Standing).

7	The written resolutions of the sole director of the Company dated June 16, 2026 and July 22, 2026 (the Board Resolutions).

8	Copies of:

(a)	the register of members of the Company provided to us on June 16, 2026 (the Register of Members); and

(b)	the register of directors and officers of the Company provided to us on July 16, 2026 (the Register of Directors, together with the Register of Members, the Registers).

9	A certificate from the sole director of the Company dated August 21, 2026 as to certain matters of fact of the Company (the Director's Certificate).

10	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on August 21, 2026.

11	The Registration Statement.

12	A draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the Unit Certificates).

13	A draft specimen certificate for Ordinary Shares (the Share Certificates).

14	A draft of the form of the rights agreement and the rights certificate constituting the Rights (the Rights Documents).

15	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the Warrant Documents and, together with the Unit Certificates, the Share Certificates, the Underwriting Agreement and the Rights Documents, the Documents).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Good Standing, the Director’s Certificate and the Registers is accurate and complete as at the date of this opinion.

5	The Documents have been or will be duly executed by all parties in materially the form as exhibited to the Registration Statement and in respect of the Company, in the manner authorised in the Board Resolutions.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Each Document has been or will be duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands) prior to the Offering.

8	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, the sole director of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

9	Each Document has been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Board Resolutions.

Enforceability

10	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party of its rights or the performance of its obligations under the Documents contravene those laws or public policies.

11	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

12	None of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (the Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice).

Share issuance

13	The Ordinary Shares and the Representative Shares will be issued at an issue price in excess of the par value thereof and will be entered on the register of members of the Company as fully paid.

Register of Writs

14	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

SCHEDULE 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Register of Writs

3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.